Exhibit 10.4

TechTarget, Inc.

Relationship Agreement

for

Employees

This Agreement is entered into by TechTarget, Inc., a Delaware corporation with offices located at 275 Grove Street, Newton, MA 02466 (“TechTarget” or the “Company”), and the employee whose name and address are set forth at the end of this Agreement (referred to hereinafter as “Employee”).

WHEREAS, (i) TechTarget has extended an offer of employment to Employee for a position with the Company, or (ii) Employee is currently employed by TechTarget and is receiving a promotion in connection with his or her continued employment with the Company;

WHEREAS, in connection with such employment or promotion, and for any future positions with the Company for which the Employee may be employed by the Company, the responsibilities for which are equivalent to or greater than this new position, the Employee is being granted certain post-termination benefits;

WHEREAS, in consideration of such employment or, the promotion and related post termination benefits, and other continuing obligations of the Company to the Employee, the Employee is agreeing to certain additional post-termination obligations to the Company;

WHEREAS, Employee may, during the course of his or her employment, continue to:

(a) develop inventions, copyrightable works or other intellectual property assets for TechTarget; and

(b) have access to confidential and proprietary information with respect to TechTarget's intellectual property, products and business; and

WHEREAS, the parties wish to agree on the ownership of intellectual property assets, the confidentiality of such confidential and proprietary information and certain post-employment other matters, all as more fully set forth herein.

NOW, THEREFORE, in consideration and as a condition of the employment or continued employment of the Employee following his or her promotion as an employee of, TechTarget, and of Employee’s receipt of salary, other compensation and severance benefits from TechTarget and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be fully and legally bound, Employee hereby agrees with TechTarget as follows.

1. Confidential Information.

(a) Employee will hold in confidence and not disclose or allow disclosure of, either during or after Employee’s employment with TechTarget, all Confidential Information (as defined below) of TechTarget. Upon termination of Employee’s employment or retention, Employee will immediately deliver to TechTarget all written, printed, electronic and other tangible materials and media containing Confidential Information, and will immediately destroy all intangible embodiments of Confidential Information.

(b) "Confidential Information" means Trade Secrets and Technical Information (each as defined below) of TechTarget (or of others in the possession of TechTarget subject to obligations of confidentiality and/or nondisclosure), whether written or oral, including all copies, excerpts, modifications, translations, enhancements and adaptations of all the foregoing. Confidential Information shall not include, and Employee shall have no obligation to hold in confidence, any information which:

(i) was known to Employee prior to disclosure by TechTarget;

(ii) is or becomes public knowledge without breach of this Agreement;

(iii) is received by Employee from a third party, without any violation directly or indirectly of any obligation of confidentiality to TechTarget and without confidentiality restrictions.

(c) "Trade Secrets" means all trade secrets, including without limitation proprietary, confidential or sensitive technical or business information of the type commonly embodied in drawings, designs, technical manuals, business plans, proposals, marketing and sales plans, customer and prospect lists, subscription lists, financial information, costs, email lists, pricing information and product application data.

(d) "Technical Information" means all technical information, including without limitation source code, object code, procedural code, documentation, manuals, product plans, technical know-how, technical data, performance data, product specifications and other information of a technical nature.

2. Inventions, Copyrightable Works, and Work Product.

(a) With respect to any and all Inventions, Works and Work Product (all as defined below), which are specific to the business activities of TechTarget and are conceived, made, authored or developed by Employee during the term of employment, alone or jointly with others, whether during or outside the hours Employee is providing services to TechTarget hereunder, whether with the use of equipment or other resources of TechTarget or not, Employee agrees as follows:

(i) Such Inventions, Works and Work Product are being created at the instance of TechTarget and all rights, including without limitation all intellectual property rights, in and to such Inventions, Works and Work Product are intended to be the sole and exclusive property of TechTarget, whether in accordance with this paragraph or pursuant to the following paragraph. No rights in or to such Inventions, Works and Work Product or the use thereof are reserved to Employee. If a copyrightable work of authorship, such Inventions, Works and Work Product are deemed to be a work made for hire under the copyright laws of the United States and owned by TechTarget upon creation. If an invention, such Inventions, Works and Work Product are deemed to be owned by TechTarget under the patent laws of the United States upon creation.

(ii) Employee hereby assigns irrevocably, to the fullest extent permitted by law, all right, title and interest (including but not limited to all patent, copyright, trade secret, and other intellectual property rights) in and to all such Inventions, Works and Work Product as of the time of creation thereof, including rights to sue for past infringement. Without limiting the generality of the foregoing, this Agreement shall operate as an irrevocable assignment by Employee to TechTarget of all possible rights under the patent laws of every jurisdiction in all such Inventions, Works and Work Product, and in the event that any such Invention, Work or Work Product is determined not to be a work made for hire under the copyright laws of the United States, this Agreement shall operate as an irrevocable assignment by Employee to TechTarget of the copyright in such Invention, Work or Work Product, including all rights thereunder. Promptly upon request by TechTarget, and at TechTarget’s expense, Employee shall take all actions and execute and deliver all documents which may be reasonably requested by TechTarget as necessary or helpful in TechTarget’s opinion to fully vest, or to evidence such vesting, of the foregoing rights in TechTarget or to prosecute or defend against a third party litigation related to such Inventions, Works or Work Product. In the event of any dispute arising out of or concerning this Agreement, no acts of TechTarget undertaken for the purpose of securing or preserving intellectual property rights in Inventions, Works or Work Product shall be construed to mean that any such Invention, Work or Work Product is not a work made for hire nor estop TechTarget from asserting that any such Invention, Work or Work Product is a work made for hire, unless otherwise expressly agreed in writing by TechTarget.

(iii) Employee will disclose all Inventions, Works and Work Product, specific to TechTarget, promptly and fully to TechTarget in writing, and to no one else without its prior written consent.

(iv) Employee will execute and deliver to TechTarget from time to time all applications, assignments, agreements and other instruments which TechTarget shall deem necessary or reasonably desirable to secure to it all right, title and interest in and to such Inventions, Works and Work Product, specific to TechTarget, (including without limitation letters patent of the United States or any foreign country), or otherwise to protect TechTarget's interests in the same. Employee will maintain adequate and current written records of any such Inventions, which shall be available to and remain the property of TechTarget at all times.

(v) Employee hereby waives in favor of TechTarget and its assigns and licensees any and all artist’s or moral rights he/she may have pursuant to any state, provincial or federal laws or statutes of the United States in respect of any Works, and all similar rights under the laws of all jurisdictions.

(b)"Inventions" means all ideas, inventions and discoveries and improvements thereof, whether patentable or not. "Works" means all copyrightable works of authorship, including without limitation computer software, books, manuals and derivative versions thereof. "Work Product" means all work product resulting from services performed by Employee, including but not limited to computer programs, files, renderings, sketches, schematics, photographs, notes, drawings, and all material created as part of the Work Product or as part of the process of creating the Work Product, and all trade secrets and know-how and other confidential or proprietary information relating thereto.

3. Employee Non-Solicitation and Non-Hiring Covenant. During the period of Employee’s employment by TechTarget and for a period of one (1) year after the termination of Employee’s employment with TechTarget for any reason, Employee will not, directly or indirectly, recruit or solicit, offer employment to, or employ any person who is an employee or independent contractor of TechTarget or was an employee or independent contractor of TechTarget on or within six (6) months before the date of such termination.

4. Publication. During Employee’s employment, Employee will not publish anything specific to TechTarget's area of business without its prior written consent.

5. Nature of Relationship.

Employee understands and acknowledges that this Agreement is not an employment contract and that that Employee is an employee at will, and that the Employee or TechTarget may terminate the employment of Employee at any time for any reason or for no reason whatsoever.

6. Conflicting Obligations.

(a)Employee has not entered into any agreement and is not subject to any obligation which in any way prevents Employee from being bound by each and every provision of this Agreement or in any way imposes restrictions upon the use of Employee’s knowledge, skill or expertise. Employee is completely free to devote Employee’s full knowledge, skill and expertise to further the business activities of TechTarget without violation of any obligation to any other person or entity.

(b) Employee does not possess the Confidential Information of others except for Confidential Information retained in unaided memory without the assistance of any tangible record, and will not use, disclose to or use on behalf of TechTarget, or induce TechTarget to use any such Confidential Information of others in connection with Employee’s employment by TechTarget.

(c) During the period of Employee’s employment by TechTarget, Employee shall not, without TechTarget’s prior written consent, directly or indirectly engage in any employment, consulting or activity other than for TechTarget relating to any line of business in which TechTarget is engaged now or at any time during such period or which would otherwise conflict with Employee’s employment obligations to TechTarget.

7. Non-Competition. In consideration of your promotion, continued employment and the severance benefits granted pursuant to Section 8 below, the Employee agrees as follows:

(a) during the period of Employee’s employment by TechTarget and for a period of six (6) months after the termination of Employee’s employment with TechTarget for any reason, Employee will not without TechTarget’s prior written consent in each case, work for, function as an independent contractor or solicit or accept business from, any person or entity that is a competitor of TechTarget. For purposes of this Agreement, a competitor would include any of the following:

(i) a media company that publishes technology-related content or derives its revenue from selling products or services similar to products or services offered by TechTarget to customers or prospects similar to TechTarget’s own customers or prospects; or

(ii) a company which operates technology-related events that derives its revenue from selling products or services similar to products or services offered by TechTarget to customers or prospects similar to TechTarget’s own customers or prospects. The Employee acknowledges that the following specific companies are considered examples of competitors of TechTarget: IDG, QuinStreet, PennWell, United Business MediaBM, Sirius, MRP, Integrate, CBS Corporation, J2 Global (Ziff Davis Media), RainKing, Harte Hanks, Discover.org, Gartner MRP, First Derivatives, 6Sense, Lattice Engines, J2 Global and Madison Logic. The Employee further acknowledges that the specific companies mentioned as competitors create only a limited list of potential competitors and that other companies or entities maybe deemed to be competitors based on the nature of their products or services and how they compete in the marketplace against TechTarget’s customers or prospects. At the employee’s request, TechTarget will update the listing of specific companies mentioned above; or

(iii) a company that provides data, databases, marketing services, research or consulting to technology companies’ sales or marketing departments for the purpose of assisting in the qualification of the technology company’s sales or prospect leads.

(b) Employee will not engage in the actions prohibited in clause (a) directly or indirectly, or by being associated with any person or entity as owner, partner, employee, agent, independent contractor, director, officer, stockholder or in any other capacity or manner whatever. The restrictions against competition set forth in this Paragraph are acknowledged by Employee to be reasonable for the purposes of protecting the businesses of TechTarget. However, if any such restriction is found by any court of competent jurisdiction to be unenforceable including because it extends for too long a period of time, over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

8. Severance Compensation. In the event Employee’s employment is terminated by TechTarget, or its successor, as a result of a Change of Control (as defined below), the Employee will receive the severance compensation outlined in the table below. The Employee is not entitled to the severance compensation outlined below if the Employee voluntarily terminates his or her employment, is terminated “For Cause”, or if the termination of his or her employment is not related to a Change of Control.

Severance Component	Specific Terms
Salary	Six (6) months ("Severance Period" ) salary continuation
Bonus	A prorated portion of all targeted bonuses based on Employee’s termination date
Medical benefits	An opportunity to participate in TechTarget’s medical and dental plans under the same financial arrangement, as when employed, during the severance period

Equity Grants	One hundred percent (100%) acceleration of all unvested options, restricted stock units or other granted equity as of Employee’s termination date.

The salary and bonus amounts shall be paid in a lump sum thirty (30) days following such termination. If the Employee voluntarily terminates his or her employment, or the Employee is terminated by the Company for “Cause” (as defined below), the Employee is not entitled to any of the foregoing severance compensation.

For purposes of this Agreement, “Change of Control” shall mean and include any of the following:

(a) a merger or consolidation of TechTarget with or into any other corporation or other business entity (except one in which the holders of capital stock of TechTarget immediately prior to such merger or consolidation continue to hold at least a majority of the outstanding securities having the right to vote in an election of TechTarget’s Board of Directors (“Voting Stock”) of the surviving corporation);

(b) a sale, lease, exchange or other transfer (in one transaction or a related series of transactions) of all or substantially all of TechTarget’s assets;

(c) the acquisition by any person or any group of persons (other than TechTarget, any of its direct or indirect subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of TechTarget or any of its direct or indirect subsidiaries) acting together in any transaction or related series of transactions, of such number of shares of the Voting Stock as causes such person, or group of persons, to own beneficially, directly or indirectly, as of the time immediately after such transaction or series of transactions, more than 50% of the combined voting power of the Voting Stock other than as a result of an acquisition of securities directly from TechTarget, or solely as a result of an acquisition of securities by TechTarget which by reducing the number of shares of the Voting Stock outstanding increases the proportionate voting power represented by the Voting Stock owned by any such person to more than fifty percent (50%) of the combined voting power of such Voting Stock;

(d) a change in the composition of TechTarget’s Board of Directors following a tender offer or proxy contest, as a result of which persons who, immediately prior to such tender offer or proxy contest, constituted TechTarget’s Board of Directors shall cease to constitute at least a majority of the members of the Board of Directors; or

(e) any liquidation, reorganization in bankruptcy, dissolution or winding up of TechTarget (whether voluntary or involuntary).

For purposes of this Agreement, the term “for cause” shall mean

(a) Employee’s willful or reckless failure to perform, or willful or reckless violation of, his or her duties for or on behalf of of TechTarget (other than a failure resulting from the Employee’s death or disability), which failure or violation shall not have been cured within a reasonable cure period, upon his or her receipt of written notice from TechTarget of said failure or violation;

(b) Employee’s commission of an act of fraud or theft against TechTarget or any of its subsidiaries; or

(c) Employee’s conviction of (or their plea of nolo contendere to) any felony.

9. Cooperation. During and after the employment period, the Employee shall cooperate fully in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of TechTarget. The Employee’s full cooperation in connection with such claims or actions shall include but not be limited to being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of TechTarget at mutually convenient times. During and after the Employee’s employment with TechTarget, the Employee shall also cooperate fully with TechTarget in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Employee was employed by TechTarget. TechTarget shall reimburse the Employee for any out of pocket expenses incurred in connection with the Employee’s performance of obligations pursuant to this Section 9.

10. Non-Disparagement. During and after the period of Employee’s employment with TechTarget, Employee agrees not disparage or criticize TechTarget, its products, directors, officers, executives, employees, strategy, prospects, customers or past transactions in any manner whatsoever (including through the use of any social networking sites, blogs, forums or any similar medium, including in response to inquiries from other users of such medium) whether directly or indirectly through a third party, and to keep all communications concerning their departure consistent with the message generated by TechTarget both internally and externally. Furthermore, Employee agrees to not make any negative remarks or comments about TechTarget, its products, directors, officers, executives, employees, strategy, prospects, customers or past transactions specifically to other TechTarget employees, media sources and TechTarget customers.

The breach of any term of this Section 10 (or any other term of this agreement), will forfeit any and all severance compensation to which Employee may be entitled and may result in disciplinary action up to and including termination. If severance compensation has already been paid to Employee, Employee will be required to immediately return any and all applicable payments to TechTarget or

TechTarget will be entitled to exercise all legal rights afforded to it to recover all such payments as well as any additional damages caused by Employee’s violations of any of the terms in this agreement.

11. Miscellaneous.

(a) The term "TechTarget" shall mean TechTarget, Inc. and any person, corporation or other business entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, TechTarget, Inc..

(b) If any provision of this Agreement is invalid, illegal or unenforceable in any respect, the validity, legality and enforceability in every other respect of such provision and of the remaining provisions shall not in any way be affected or impaired thereby. If a court determines that any provision herein is invalid, illegal or unenforceable, for any reason, such provision shall be deemed amended to the extent necessary to comply with such determination, and such provision, as so amended, shall be valid and binding as though the invalid, illegal or unenforceable portion had not been included herein.

(c) Employee will give TechTarget at least eight (8) weeks written notice of resignation from his or her employment or retention to allow for an orderly transition period.

(d) Employee recognizes that irreparable injury, which could not be adequately compensated by money damages, may result to TechTarget if Employee breaches the promises Employee has made in this Agreement, and that Employee’s employment or retention is based on those promises. Employee therefore agrees that in the event of Employee’s breach or threatened breach of any of those promises, TechTarget shall be entitled to injunctive or other equitable relief restraining such breach or threatened breach, without having to prove (beyond entering this Agreement into evidence) either the fact of irreparable injury or the inadequacy of money damages. Such relief shall be without prejudice to any other remedy to which TechTarget may be entitled.

(e) This Agreement shall be binding upon and shall inure to the benefit of the parties, their successors, assigns and legal representatives, may be amended only in writing, and shall be governed by and construed in accordance with the law of The Commonwealth of Massachusetts.

(f) The terms of any prior relationship agreement with the Company to which the Employee is a party shall survive the execution of this Agreement except to the extent that any such term is expressly superseded by the terms hereof. By way of example and not limitation, the provisions of Sections 1 and 2 of any such prior relationship agreement shall survive the execution hereof pursuant to its terms.

(g) Employee agrees that he/she will comply with the obligations described above during the full duration of the Non-Solicitation and Non-Hiring Covenant and the Non-Compete Covenant. Therefore, the Non-Solicitation and Non-Hiring Covenant and the Non-Compete Covenant shall be measured solely by the time during which Employee is complying with this Agreement. Any period during which Employee is in violation of this Agreement will not be considered in computing any of the Non-Solicitation, the Non-Hiring or the Non-Compete Covenant, but will extend the duration of those covenants.

(h) This Agreement will remain in full force and effect notwithstanding any changes in the employment relationship or in Employee’s job title, duties and responsibilities on behalf of the Company.

EMPLOYEE UNDERSTANDS AND ACKNOWLEDGES THAT THIS AGREEMENT AFFECTS SIGNIFICANT LEGAL RIGHTS. EMPLOYEE HAS READ AND FULLY UNDERSTANDS EACH PROVISION OF THIS AGREEMENT. EMPLOYEE HAS HAD THE OPPORTUNITY TO CONSULT, TO THE EXTENT DESIRED, WITH AN ATTORNEY OF EMPLOYEE’S OWN CHOOSING. THE EMPLOYEE IS NOT RELYING ON ANY REPRESENTATION OR ADVICE FROM TECHTARGET OR ANY OF ITS OFFICERS, DIRECTORS, ATTORNEYS, OR OTHER REPRESENTATIVES REGARDING THIS AGREEMENT, ITS CONTENTS OR EFFECT.

IN WITNESS WHEREOF, Employee and TechTarget hereby execute this Agreement as of the date set forth below.

TechTarget, Inc.	Employee:
By: /s/ Jessica Keogh	/s/ Charles Rennick
Authorized Signature	Name (Typed): Charles Rennick
Jessica Keogh	Address: [*]
Name (Print or Type)
Sr. HR Generalist
Title	Date: 1/3/2017
1/3/17
Date

TechTarget, Inc.

Amendment No. 1 to Relationship Agreement for Employees

between

Charles Rennick and TechTarget, Inc.

This Amendment No. 1 to Relationship Agreement for Employees between Charles Rennick and TechTarget, Inc. (“Amendment No. 1”) is entered into this 23rd day of May, 2023 (the “Effective Date”) by and between Charles Rennick, the employee whose name and address are set forth at the end of this Amendment No. 1 (the “Employee”) and TechTarget, Inc., a Delaware corporation with an office located at 275 Grove Street, Newton, Massachusetts 02466 (the “Company”). The Company and the Employee are together referred to herein as the “Parties,” or each may be referred to individually as a “Party.”

WHEREAS, the Parties entered into that certain Relationship Agreement for Employees signed by the Parties on January 3, 2017 (hereinafter, the “Relationship Agreement”) a copy of which is attached hereto and incorporated herein by reference as Attachment A; and

WHEREAS, in light of Employee’s positive contributions to the Company, the Company desires, and Employee hereby agrees, to amend the Relationship Agreement on the terms set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the Parties hereby agree as follows:

1. Notwithstanding anything in the Relationship Agreement or any other agreement between the Parties to the contrary, in connection with any grants of stock options, restricted stock units, or other equity instruments granted by the Company to the Employee at any time, the Company and the Employee hereby acknowledge and agree that, in the event of a Change of Control within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, with respect to (1) any stock option grants under the Company’s 2007 Stock Option and Incentive Plan, as amended, 2017 Stock Option and Incentive Plan, as amended, or any other equity plan or instrument (hereinafter, “Equity Plans”) and (2) any restricted stock or restricted stock units under the Equity Plans, 100% of all unvested shares shall thereupon become fully vested, all stock options shall thereafter become immediately exercisable, and all restricted stock units shall become fully vested and shall be delivered to the Employee.

2. Capitalized terms used but not defined in this Amendment No. 1 will have the meaning(s) ascribed thereto in the Relationship Agreement.

3. All terms and conditions of the Relationship Agreement not specifically amended herein shall remain unchanged and in full force and effect.

4. This Amendment No. 1 may be executed in any number of original or facsimile counterparts and each such counterpart shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment No. 1 transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment No. 1 as of the Effective Date.

TECHTARGET, INC.	EMPLOYEE
By: /s/ Michael Cotoia	By: /s/ Charles D. Rennick
Signature	Signature
Michael Cotoia	Charles D. Rennick

Printed Name	Printed Name
Chief Executive Officer	VP, General Counsel, and Corporate Secretary
Title	Title
05/23/2023	05/23/2023
Date	Date